IKON OFFICE SOLUTIONS ANNOUNCES
                             FIRST QUARTER RESULTS


                     Earnings at High End of Expected Range
      Company Demonstrates Continued Execution and Operational Improvement



Valley Forge, Pennsylvania - January 23, 2003 - IKON Office Solutions (NYSE:IKN), the largest independent distributor of document management products and services in the U.S. with operations in Canada, Mexico and Europe, today reported results for the first quarter of its fiscal year which ends September 30, 2003. Earnings per diluted share for the first quarter of Fiscal 2003 were $.21 compared to $.22 for the first quarter of Fiscal 2002. Net income was $32.5 million compared to $32.6 million for the same period a year ago.


Revenues for the first quarter of Fiscal 2003 were $1.14 billion compared to $1.21 billion for the same period in the prior year, a decline of 6.1%. Three-quarters of the decline related to business downsizing and exit strategies employed during the first quarter of the prior year, equating to a decline in core revenues of approximately 1.5%. Core revenues represent the distribution of copiers/printers from leading vendors such as Canon and Ricoh and the Company's wide array of service offerings, including copier/printer fleet maintenance, outsourcing and lease financing. These core revenues continued to be impacted by a soft economy, but showed steady improvement in terms of profitability and shifts in customer and product mix consistent with the Company's long-term strategy for market leadership and profit expansion.


"Our results this quarter were right on track with our expectations," stated Matthew J. Espe, President and Chief Executive Officer. "IKON's business model calls for improved profitability of our revenue streams and the creation of a more powerful and responsive infrastructure. Well-executed strategies in both these areas played a key role in delivering earnings results at the high end of our expected range for the quarter, despite a tentative economy.

"Taking a conservative view of top line performance given the economic environment, our 2003 priorities will optimize the strength of our growing product and services portfolio, with a sharp focus on premium growth opportunities. This includes the distribution and servicing of color and high-end copiers/printers - two important building blocks to our equipment service and consumable revenue opportunities. On the services front, we will be capitalizing on IKON's strength in outsourcing, and expanding our service opportunities in the delivery of document management and workflow solutions to IKON's sizeable customer base. We are also working closely with our suppliers to build new channels for growth, particularly as we gain increased recognition as a strong partner for large regional, national and international accounts," continued Mr. Espe.


"In the first quarter, we saw clear execution against these goals, with some great customer wins that demonstrate the value of IKON's size, scale and scope. We saw strong results in Europe - particularly in outsourcing. Across the entire organization, we also delivered strong results in color, and we continued to deliver growth in high-end equipment sales, including early signals that new high-end products like the Canon imageRUNNER Pro 150+ will be an added strength to our portfolio in 2003.


"On the operational front, we will continue to use our centralized infrastructure to control costs in 2003, while we fund invaluable productivity investments, such as our e-IKON initiative currently underway - an enterprise-wide process redesign and system enhancement supported by the Oracle E-Business Suite. This investment will ensure that we have an efficient and extremely scalable infrastructure to support future growth as the economic climate improves.


"Asset management also continues to be a top priority and we remain committed to meeting our free cash flow target of $250 to $275 million for the fiscal year," Mr. Espe concluded


Financial Analysis

Year-to-year comparisons within both Net Sales and Services were impacted by actions the Company has taken to strengthen the business model and facilitate long-term profitability objectives. During the first quarter of Fiscal 2002, the Company exited its telephony business, sold its technology education business, and closed or sold a number of digital print centers and technology service locations. The Company also began to aggressively phase out the distribution of low-margin technology hardware - an undertaking expected to continue throughout Fiscal 2003.

Net Sales, which includes the sale of copier/printer equipment, supplies and technology hardware, declined 7.4% from the first quarter of Fiscal 2002. As anticipated, technology hardware declined by over $28 million, accounting for about two-thirds of the decline. Sales of copier/printer equipment, the largest component within Net Sales, declined 3%. Sales of high-end, segment 5 & 6 equipment, as well as color sales, grew over the first quarter of Fiscal 2002, while sales of segment 1 - 4 equipment, fax, and other low-end devices, in total, declined. Gross profit margin on Net Sales climbed to 35.6%, from 34.2% in the first quarter of Fiscal 2002, due to an improved product mix and continued process improvements.

Services, which include revenues from the servicing of copier/printer equipment, and outsourcing and other services, declined 6% from the first quarter of Fiscal 2002, primarily due to declines in outsourcing and other services as a result of the downsizing and sale of non-strategic businesses during the first quarter of the prior fiscal year. Excluding these factors,

Services declined approximately 1% from the first quarter of Fiscal 2002. Gross profit margin on Services of 39.8% declined slightly from 40.1% for the first quarter of Fiscal 2002 primarily due to revenue mix.

Finance Income grew 1.9% from the first quarter of Fiscal 2002 due to growth in the lease portfolio. IKON's customers continue to take advantage of the Company's captive leasing business. For the first quarter of Fiscal 2003, approximately 78% of IKON's equipment revenues in the U.S. were financed through IOS Capital, IKON's largest captive leasing business. Gross profit from finance subsidiaries in the first quarter of Fiscal 2003 increased to 58.9% from 55.8% for the first quarter of the prior year, reflecting lower average borrowing costs as a result of market rate reductions and the Company's chosen mix of capital resources to support lease financing.

Selling and Administrative Costs declined $17.1 million in the first quarter of Fiscal 2003 compared to the same period in the prior year, primarily due to the benefits of prior infrastructure improvements and solid expense controls. For Fiscal 2003, the Company will absorb increased expenses such as health care and pension expense as well as resources devoted to its e-IKON investment.


Operating Income was $64.5 million for the first quarter of Fiscal 2003, with operating margins increasing to 5.7%, from 5.4% for the first quarter a year ago. The improvement in the operating margin reflects the Company's drive toward its long-term goal of 8% to 10% operating margins.


Outlook

"In Fiscal 2003, we will continue to cultivate our business model, building upon our steady execution toward market leadership and operational excellence," said Mr. Espe. "We are encouraged by our performance in the first quarter and our continued execution of major initiatives that will provide significant long-term benefits. Maintaining our original expectations for Fiscal 2003, we expect to deliver modest improvement in operating margins given the economy and the need to dedicate additional resources to long-term revenue and profit building opportunities, such as our e-IKON implementation. Earnings are expected to be in the range of $.94 to $.98 per diluted share for Fiscal 2003. Revenues are expected to decline 2% to 4%, including an expected decline in technology hardware of approximately $120 to $150 million for the year.


"For the second quarter, we continue to be mindful of the economic climate, but anticipate improved revenue performance in our core business. Revenues, including the expected decline in technology hardware, should decline 2% to 4%. Earnings for the second quarter are expected to be in the range of $.23 - $.25 per diluted share," Mr. Espe concluded.

IKON Office Solutions (www.ikon.com) is a leading provider of products and services that help businesses manage document workflow and increase efficiency. IKON provides customers with total business solutions for every office, production and outsourcing need, including digital copiers and printers, color solutions, distributed printing, facilities management, and legal document solutions, as well as network integration, connectivity and custom workflow and imaging application development. IOS Capital, LLC, a wholly owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2002 revenues of $4.8 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland and Denmark.

--------------------------------------------------------------------------------
QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the first quarter results and the Company's outlook for the next quarter and full fiscal year will be discussed on a conference call hosted by IKON at 10:00 a.m. EST on Thursday, January 23, 2003. Please call (719) 457-2645 to participate. The live audio broadcast as well as a complete replay of the conference call will be available on IKON's Investor Relations homepage through the next quarterly reporting period. The replay will be available approximately two hours after the call ends. To listen, please go to www.ikon.com and click on Invest in IKON. Beginning at 1:00 p.m. EST on January 23, 2003 and ending at midnight EST on January 28, 2003, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 585248.
--------------------------------------------------------------------------------


This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the Company's outlook for the second quarter and full fiscal year 2003, the benefits of our long-term investments, the execution and impact of the Company's long-term strategies and the long-term operating margin goal. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; managing the integration of existing and acquired companies; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

                                     # # #

IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY
(in thousands, except earnings per share)
(unaudited)
                                                                                        First Quarter Fiscal
                                                                          ------------------------------------------------
                                                                                 2003                       2002
                                                                                 ----                       ----

Revenues
Net sales                                                               $            526,763      $         568,997
Services                                                                             515,304                548,330
Finance income                                                                        94,898                 93,122
--------------------------------------------------------------------------------------------------------------------
                                                                                   1,136,965              1,210,449
--------------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                                   339,463                374,347
Services costs                                                                       310,218                328,237
Finance interest expense                                                              39,020                 41,165
Selling and administrative                                                           383,794                400,885
--------------------------------------------------------------------------------------------------------------------
                                                                                   1,072,495              1,144,634
--------------------------------------------------------------------------------------------------------------------

Operating income                                                                      64,470                 65,815
Interest expense                                                                      12,309                 14,511
--------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                            52,161                 51,304
Income taxes                                                                          19,691                 18,726
--------------------------------------------------------------------------------------------------------------------
Net income                                                              $             32,470      $          32,578
--------------------------------------------------------------------------------------------------------------------


Basic Earnings Per Common Share                                                        $0.23                  $0.23
                                                                          ===================       ================

Diluted Earnings Per Common Share                                                      $0.21 (a)              $0.22
                                                                          ===================       ================


Weighted Average Common Shares Outstanding, Basic                                    144,164                141,885
                                                                          ===================       ================

Weighted Average Common Shares Outstanding, Diluted                                  166,885                146,394
                                                                          ===================       ================


Operations Analysis:
      Gross profit %, net sales                                                        35.6%                  34.2%
      Gross profit %, services                                                         39.8%                  40.1%
      Gross profit %, finance subsidiaries                                             58.9%                  55.8%
      Total gross profit %                                                             39.4%                  38.6%
      Selling and administrative as a % of revenue                                     33.8%                  33.1%
      Operating income as a % of revenue                                                5.7%                   5.4%


(a) The calculation of diluted earnings per common share for the first quarter of fiscal 2003 assumes the conversion of convertible notes issued in May 2002 by IOS Capital, LLC resulting in 19,960 shares. For purposes of diluted earnings per common share, net income for the first quarter of fiscal 2003 includes the add-back of $2,354 representing interest expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.

COMPUTATIONS OF EARNINGS PER COMMON SHARE
(in thousands, except earnings per share)
(unaudited)

                                                                         Three Months Ended December 31,
                                             ---------------------------------------------------------------------------------------

                                                               2002                                           2001
                                             -----------------------------------                 -------------------------------

                                                  Basic                    Diluted                 Basic                Diluted
                                             -----------------         -----------------      ----------------      ----------------

Average Shares Outstanding
Common shares                                      144,164                144,164                 141,885               141,885
Convertible notes                                                          19,960
Restricted stock awards                                                       263                                           446
Stock options                                                               2,498                                         4,063
--------------------------------------------------------------------------------------------------------------------------------
   Total shares                                    144,164                166,885                 141,885               146,394
--------------------------------------------------------------------------------------------------------------------------------
Income
Net Income                                 $        32,470        $        32,470          $       32,578        $       32,578
Interest on convertible notes, net                                          2,354
--------------------------------------------------------------------------------------------------------------------------------
Adjusted Net Income                        $        32,470        $        34,824          $       32,578        $       32,578
--------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------------
EPS                                        $          0.23        $          0.21          $         0.23        $         0.22
================================================================================================================================


                           IKON Office Solutions, Inc.
                           Consolidated Balance Sheets

                                                                                December 31,
                                                                                   2002                                September 30,
(in millions)                                                                    (unaudited)                               2002
------------------------------------------------------------------------------------------------------------------------------------

Assets
Cash and cash equivalents                                                       $    132.5                              $      271.8
Restricted cash                                                                      126.3                                     116.1
Accounts receivable, less allowances of: December 31, 2002 - $15.5;
   September 30, 2002 - $14.2                                                        583.1                                     568.6
Finance receivables, less allowances of: December 31, 2002 - $20.2;
   September 30, 2002 - $20.4                                                      1,201.9                                   1,198.3
Inventories                                                                          315.6                                     318.2
Prepaid expenses and other current assets                                             96.5                                      82.9
Deferred taxes                                                                        65.4                                      65.3
------------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                               2,521.3                                   2,621.2
------------------------------------------------------------------------------------------------------------------------------------
Long-term finance receivables, less allowances of: December 31, 2002 -
   $37.6; September 30, 2002 - $37.8                                               2,241.5                                   2,231.5

Equipment on operating leases, net                                                   100.3                                      99.6

Property and equipment, net                                                          196.8                                     202.9

Goodwill, net                                                                      1,230.6                                   1,235.4

Other assets                                                                          71.5                                      67.2
------------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                    $  6,362.0                              $    6,457.8
------------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current portion of long-term debt, excluding finance subsidiaries               $      9.2                              $       11.5
Current portion of long-term debt of finance subsidiaries                          1,421.9                                   1,312.0
Notes payable                                                                          1.5                                       7.2
Trade accounts payable                                                               172.1                                     232.1
Accrued salaries, wages and commissions                                               70.5                                     127.7
Deferred revenues                                                                    155.1                                     161.5
Other accrued expenses                                                               286.0                                     300.9
------------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                          2,116.3                                   2,152.9
------------------------------------------------------------------------------------------------------------------------------------
Long-term debt, excluding finance subsidiaries                                       594.4                                     594.4

Long-term debt of finance subsidiaries                                             1,379.0                                   1,495.8

Deferred taxes                                                                       497.1                                     479.4

Other long-term liabilities                                                          208.9                                     200.4

Commitments and contingencies

Shareholders' Equity

Common stock, no par value: authorized: 300.0 shares; issued: December
   31, 2002-150.0 shares; September 30, 2002-150.0 shares;
   outstanding: December 31, 2002-144.3 shares; September 30, 2002-
   144.0 shares                                                                    1,014.7                                   1,015.2
Series 12 preferred stock, no par value: authorized 0.5 shares; none issued or outstanding
Unearned compensation                                                                (3.5)                                     (2.0)
Retained earnings                                                                    625.0                                     595.7
Accumulated other comprehensive loss                                                (47.6)                                    (50.8)
Cost of common shares in treasury: December 31, 2002-5.1 shares;
   September 30, 2002-5.3 shares                                                    (22.3)                                    (23.2)
------------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                         1,566.3                                   1,534.9
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                      $  6,362.0                              $    6,457.8
------------------------------------------------------------------------------------------------------------------------------------

